UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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[ ]     Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[X]     Soliciting Material Pursuant to  240.14a-12


                         CLEAN DIESEL TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
                         AND INTEGRITY FOR CLEAN DIESEL
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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                                                           FOR IMMEDIATE RELEASE

   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE AND INTEGRITY FOR CLEAN DIESEL
        OUTRAGED BY CLEAN DIESEL TECHNOLOGIES' REFUSAL TO TAKE QUESTIONS

Bridgeport, CT - (October x, 2010) - The Committee to Restore Stockholder Value and Integrity for Clean Diesel (the "Committee") is outraged by the refusal of Clean Diesel Technologies, Inc. (the "Company") management to take more than one question from investors or stockholders during its conference call earlier today to discuss the Company's proposed merger with Catalytic Solutions, Inc.

While the Company on October 4, 2010, announced that the purpose of today's call was "to review the terms of the transaction and benefits that the combination of Clean Diesel and Catalytic Solutions will provide to our stockholders," the Committee believes Clean Diesel failed to do so in any meaningful way. Management had indicated the call would be limited to 50 minutes, but despite numerous attempts by members of the Committee, who are also Clean Diesel stockholders, to ask questions, the call was ended after less than 20 minutes and after answering only one investor question.

The Committee believes Clean Diesel stockholders are entitled to know the details of the planned merger with Catalytic Solutions, Inc ("CSI") well in advance of the October 12, 2010 Annual Meeting at which they are expected to vote on measures, such as the required reverse stock split, that would enable the merger to occur. To advance that belief, members of the Committee were prepared to ask the following questions:

- Can you please explain how the relative CDT and CSI valuations from Houlihan which Clean Diesel paid for were ignored by the Company, and why the current Board believes it best to dilute beyond those recommendations? And further, can you explain why the final ownership ratio for Clean Diesel and CSI shareholders in the new company, 36/64, was more similar to CSI's original bargaining position of 30/70 than to Clean Diesel's of 50/50?

- What determination has Clean Diesel received from NASDAQ regarding a continued NASDAQ listing for the proposed merged company? Would you consummate the merger without a NASDAQ listing?

- Can you explain why the Chairman of Clean Diesel is being paid by the stockholders to be Chairman, and also being paid in excess of $800,000 to merge with any company, much less a company which has never been profitable and is cash flow negative?

- Can you please inform us how the 4 million warrants issued to the CSI investors and advisors can compel cash from the company, and at what price this can be done (this statement was buried in footnotes to the pro formas)?

- Why would any Clean Diesel stockholder decide to assume a $21 million potential legal liability on behalf of another company when the outcome is uncertain and why was this contingent liability not considered a material adverse change upon initial disclosure to Clean Diesel in July?

- We need help understanding the gains CSI recognized from TKK, a related party - how did the $5 million agreed in February 2008 become $7.5 million in December 2008 followed by another $3.9 million in December 2009?

- There has been a valid demand made for a Special Meeting to replace the existing Board with a new Board; why has this not been announced as a material event on a Form 8-K and why does the Company refuse to honor the requests of the stockholders?

With the Annual Meeting scheduled to be held two U.S. business days from today, Clean Diesel stockholders still do not have the answers to these and other questions. The Committee believes that is unacceptable and reinforces the Committee's goal of removing the current self-serving Board of Clean Diesel and electing the Committee's slate of independent Director nominees. The Committee's demands and actions on behalf of Clean Diesel stockholders are intended to advance the best interests of stockholders.

THE COMMITTEE TO RESTORE STOCKHOLDER VALUE AND INTEGRITY FOR CLEAN DIESEL IS PROVIDING THE FOREGOING INFORMATION TO STOCKHOLDERS PRIOR TO FILING OF A DEFINITIVE PROXY STATEMENT PURSUANT TO RULE 14A-12. WE ARE NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY AT THIS TIME.

INFORMATION WITH RESPECT TO THE IDENTITY OF THE MEMBERS OF THE COMMITTEE WHO PARTICIPATE IN THE SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, CAN BE FOUND ON THE WEBSITE OF THE COMMITTEE AT WWW.RESTORECLEANDIESEL.COM.
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THE COMMITTEE'S DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION
AND SHOULD BE READ PRIOR TO DELIVERING ANY PROXY. ONCE FILED, THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIALS MAY BE VIEWED FOR FREE AT http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000949428
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For additional information, please contact The Committee to Restore Stockholder
Value and Integrity for Clean Diesel, via the Chairman, Andrew Merz Hanson: info@restorecleandiesel.com.
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